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                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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BENJAMIN WYCHE,
                                       :
             Plaintiff,                          Civil Action No. 17909
                                       :
                 v.
                                       :
KENNETH J. BIALKIN; LESLIE B.
DISHAROON; JAY S. FISHMAN; ROBERT I.   :
LIPP; DUDLEY C. MECUM; FRANK J.
TASCO; SANFORD I. WEILL; ARTHUR        :
ZANKEL; TRAVELERS PROPERTY
CASUALTY CORP.; and CITIGROUP INC.     :

                      Defendants.      :
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                                    COMPLAINT

         Plaintiff, Benjamin Wyche, by his attorneys, alleges upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge, as follows:

                                   THE PARTIES

         1. Plaintiff Benjamin Wyche ("plaintiff") is the owner of shares of the common stock of Travelers Property Casualty Corp. ("Travelers" or the "Company") and has been the owner of such shares continuously since prior to the wrongs complained of herein.

         2. Travelers is a corporation duly existing and organized under the laws of the State of Delaware, with its principal executive offices located at One Tower Square, Hartford, CT. Travelers provides a broad range of insurance products and services for the commercial and consumer markets. Travelers is 85% owned by defendant Citigroup Inc. ("Citigroup").

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         3. Defendant Jay S. Fishman ("Fishman") is President, Chief Executive
Officer and a director of Travelers.

         4. Defendant Robert I. Lipp ("Lipp") is Chairman of the Board of Directors and a director of Travelers.

         5. Defendants Kenneth J. Bialkin, Leslie S. Disharoon, Dudley C. Hecum, Frank J. Tasco, Sanford I. Weill and Arthur Zankel are directors of Travelers.

         6. The individual defendants are in a fiduciary relationship with plaintiff and the other public stockholders of Travelers, and owe them the highest obligations of good faith, fair dealing, due care, loyalty and full and candid disclosure.

         7. Defendant Citigroup provides products and services to individuals, businesses, governments and financial institutions. As the majority shareholder of Travelers, Citigroup owes fiduciary duties of good faith, fair dealing, loyalty, candor, and due care to plaintiff and the other members of the class.

                            CLASS ACTION ALLEGATIONS

         8. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of the public shareholders of Travelers (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

         9. This action is properly maintainable as a class action.

         10. The Class is so numerous that joinder of all members is impracticable. There are thousands of beneficial owners of Travelers' stock.

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         11. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class members. The common questions include, inter alia, the following:

         (a) whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated; and

         (b) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.

         12. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

         13. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

                             SUBSTANTIVE ALLEGATIONS

         14. On March 21, 2000, Citigroup announced that it intends to make a cash tender offer for all of the publicly-held shares of Travelers' Class A common stock not already owned by Citigroup at a price of $4l.50 per share. Any shares of Travelers Class A common stock not purchased in the tender offer will be acquired by Citigroup in a subsequent merger transaction at the same $41.50 per share cash price.

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         15. Citigroup has timed the proposal to freeze out Travelers' public shareholders in order to capture for itself Travelers' future potential without paying an adequate or fair price to the Company's public shareholders.

         16. Citigroup timed the announcement of the proposed buyout to place an artificial lid, on the market price of Travelers' stock so that the market would not reflect Travelers' improving potential, thereby purporting to justify an unreasonably low price.

         17. Citigroup has access to internal financial information about Travelers, its true value, expected increase in true value and the benefits of 100% ownership of Travelers to which plaintiff and the Class members are not privy. Citigroup is using such inside information to benefit itself in this transaction, to the detriment of the Travelers' public stockholders.

         18. Citigroup has clear and material conflicts of interest and is acting to better its own interests at the expense of Travelers' public shareholders. Citigroup has voting control of the Company and controls its proxy machinery. Citigroup has selected and elected all of Travelers' directors who are beholden to Citigroup for their offices and the valuable perquisites which they enjoy therefrom.

         19. Citigroup, with the acquiescence of the directors of Travelers, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, Citigroup and the individual defendants have breached and are breaching their fiduciary duties to the members of the Class.

         20. Unless the proposed buyout is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class to the irreparable harm of the members of the Class.

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         21. Plaintiff and the Class have no adequate remedy at law.

         WHEREFORE, plaintiff prays for judgment and relief as follows:

         A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

         B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them, from proceeding with, consummating or closing the proposed transaction;

         C. In the event the proposed buyout is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

         D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

         E. Awarding plaintiff the costs of this action, including reasonable allowances for plaintiff's attorneys' and experts' fees;

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         F. Granting such other and further relief as this Court may deem just and proper.

                                            ROSENTHAL, MONHAIT, GROSS
                                              & GODDESS, P.A.

                                            By: /s/ Illegible
                                                -------------------------------
                                                Suite 1401, Mellon Bank Center
                                                P.O. Box 1070
                                                Wilmington, DE 19899
                                                (302) 656-4433
                                                Attorneys for Plaintiff

OF COUNSEL:

CAULEY & GELLER, LLP
Paul J. Geller, Esquire
Suite 203, 7200 West Camino Real
Boca Raton, Florida 33433
(561) 750-3000

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